SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 13D Under the Securities Exchange Act of 1934
(Amendment No.1)[1]

Patriot Coal Corporation
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

70336T 10 4
(CUSIP Number)

John A. Tisdale, Esq. General Counsel ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 Telephone: (617) 531−6300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 23, 2008
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 13d-1(f) or
240.13d-1(g), check the following box [  ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

[1] The remainder of this cover page shall be filled out for a reporting person’s initial filling on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 2 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Capital Partners II 2006 Citigroup Investment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 247,602
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 247,602
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 247,602
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 3 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Capital Partners II Employee Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 278,126
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 278,126
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 278,126
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 4 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Capital Partners II Onshore, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 125,566
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 125,566
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,566
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 5 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Capital Partners II Cayman Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 157,330
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 157,330
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,330
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 6 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Private Equity LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 808,624
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 808,624
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 808,624
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 7 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Alternative Investments LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 808,624
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 808,624
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 808,624
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (See Instructions) IA

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 8 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Investments Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 808,624
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 808,624
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 808,624
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (See Instructions) HC

SCHEDULE 13D

CUSIP No. 70336T 10 4	Page 9 of 22 Pages

1	NAME OF REPORTING PERSON Citigroup Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☒
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,166,714*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 1,166,714*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,166,714*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14	TYPE OF REPORTING PERSON (See Instructions) HC
*  Includes shares held by the other Citigroup Entities.

This Amendment No. 1 to the Schedule 13D filed on August 1, 2008 (the "Schedule 13D"), is being filed by the Citigroup Entities (as defined below) and amends the Schedule 13D which was filed on behalf of the following persons (collectively, the "Reporting Persons"): ArcLight Energy Partners Fund I, L.P. ("ArcLight Fund I"), ArcLight Energy Partners Fund II, L.P. ("ArcLight Fund II", and together with ArcLight Fund I, the "ArcLight Funds"), ArcLight PEF GP, LLC ("ArcLight PEF GP"), ArcLight PEF GP II, LLC ("ArcLight PEF GP II"), ArcLight Capital Holdings, LLC ("ArcLight Capital Holdings", and together with the ArcLight Funds, ArcLight PEF GP and ArcLight PEF GP II the "ArcLight Entities"), Daniel R. Revers ("Mr. Revers"), Robb E. Turner ("Mr. Turner"), John F. Erhard (Mr. Erhard"), Caisse de Dépôt et Placement du Québec ("Caisse"), Cascade Investment, L.L.C. ("Cascade"), William H. Gates III (“Mr. Gates”), Citigroup Capital Partners II 2006 Citigroup Investment, L.P. ("Citigroup Investment"), Citigroup Capital Partners II Employee Master Fund, L.P. ("Citigroup Employee Master Fund"), Citigroup Capital Partners II Onshore, L.P. ("Citigroup Onshore"), Citigroup Capital Partners II Cayman Holdings, L.P. ("Citigroup Cayman", and together with Citigroup Investment, Citigroup Employee Master Fund, Citigroup Onshore, the "Citigroup Funds") Citigroup Private Equity LP ("Citigroup PE") Citigroup Alternative Investments LLC ("CAI"), Citigroup Investments Inc. ("CII") and Citigroup Inc. ("Citigroup" and together with Citigroup Funds, CAI and CII, the "Citigroup Entities"), Howard Hughes Medical Institute ("HHMI"), The Northwestern Mutual Life Insurance Company ("Northwestern"), The Board of Trustees of the Leland Stanford Junior University (“Stanford University”), Paul Vining ("Mr. Vining"), Timothy Elliott ("Mr. Elliott"), David Turnbull ("Mr. Turnbull"), Richard Verheij ("Mr. Verheij"), Tom McQuade ("Mr. McQuade"), B. Scott Spears ("Mr. Spears"), Keith St. Clair ("Mr. St. Clair"), Robert Bennett ("Mr. Bennett"), and Dwayne Francisco ("Mr. Francisco").

Item 5.  Interest in Securities of the Issuer

Item 5(b) to the Schedule 13D is hereby amended to add the following: "Stephen R. Volk, Vice Chairman of Citigroup, has the sole power to vote and direct the disposition of 14 shares of Common Stock."

Item 5(c) to the Schedule 13D is hereby amended as follows:

Annex C to the Schedule 13D is amended and supplemented by adding thereto the information set forth on Annex C attached hereto.

*     *     *     *

Each of the undersigned is responsible for the accuracy and completeness of the information in this Amendment No. 1 to Schedule 13D concerning himself or itself, and is not responsible for the accuracy or completeness of the information in this Schedule 13D concerning any other signatories.

10

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP CAPITAL PARTNERS II 2006
CITIGROUP INVESTMENT, L.P.
By: Citigroup Private Equity LP,
its general partner
By: _/s/Jason Ment__________________
Name: Jason Ment
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP CAPITAL PARTNERS II EMPLOYEE MASTER
FUND, L.P.
By: Citigroup Private Equity LP, its
general partner
By: _/s/Jason Ment__________________
Name: Jason Ment
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP CAPITAL PARTNERS II ONSHORE, L.P.
By: Citigroup Private Equity LP,
its general partner
By: _/s/Jason Ment__________________
Name: Jason Ment
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP CAPITAL PARTNERS II CAYMAN
HOLDINGS, L.P.
By: Citigroup Private Equity LP,
its general partner
By: _/s/Jason Ment__________________
Name: Jason Ment
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP PRIVATE EQUITY LP

By: _/s/Jason Ment__________________
Name: Jason Ment
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP ALTERNATIVE INVESTMENTS LLC

By: _/s/Jason Ment__________________
Name: Jason Ment
Title: Assistant Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP INVESTMENTS INC.

By: _/s/Millie Kim________________
Name: Millie Kim
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 15, 2008

CITIGROUP INC.

By: _/s/Riqueza V. Feaster______________________
Name: Riqueza V. Feaster
Title: Assistant Secretary

Annex C

Citigroup Derivatives Markets Inc., a wholly owned subsidiary of Citigroup Inc., engaged in open market transactions which are summarized below to report (i) the total amount of shares that were the subject of transactions effected on each day and (ii) the lowest and highest price per share at which the transactions were effected:

Description of Security	Purchase (P) / Sale (S)	Trade Date	Quantity	Low	High
CALL PCX SEP 08 @ 115.00	P	5/16/2008	5	$5.50	$5.50
CALL PCX SEP 08 @ 115.00	S	5/16/2008	5	$5.50	$5.50
CALL PCX JUN 08 @ 100.00	P	5/23/2008	13	$4.70	$6.20
CALL PCX JUN 08 @ 100.00	S	5/23/2008	13	$4.70	$6.20
CALL PCX JUN 08 @ 100.00	P	5/27/2008	2	$4.50	$4.50
CALL PCX JUN 08 @ 100.00	S	5/27/2008	2	$4.50	$4.50
CALL PCX JUN 08 @ 100.00	P	5/28/2008	3	$3.90	$4.50
CALL PCX JUN 08 @ 100.00	S	5/28/2008	3	$3.90	$4.50
CALL PCX JUN 08 @ 115.00	P	5/28/2008	40	$1.10	$1.10
CALL PCX JUN 08 @ 115.00	S	5/28/2008	40	$1.10	$1.10
PUT PCX JUN 08 @ 80.00	P	5/28/2008	85	$0.95	$0.95
PUT PCX JUN 08 @ 80.00	S	5/28/2008	85	$0.95	$0.95
CALL PCX JUN 08 @ 100.00	P	5/29/2008	3	$5.90	$5.90
CALL PCX JUN 08 @ 100.00	S	5/29/2008	3	$5.90	$5.90
CALL PCX JUN 08 @ 105.00	P	5/29/2008	4	$3.90	$3.90
CALL PCX JUN 08 @ 105.00	S	5/29/2008	4	$3.90	$3.90
CALL PCX JUN 08 @ 105.00	P	5/30/2008	56	$6.40	$6.80
CALL PCX JUN 08 @ 105.00	S	5/30/2008	56	$6.40	$6.80
CALL PCX JUN 08 @ 110.00	P	5/30/2008	2	$4.20	$4.20
CALL PCX JUN 08 @ 110.00	S	5/30/2008	2	$4.20	$4.20
CALL PCX JUN 08 @ 40.00	P	5/30/2008	2	$66.10	$66.10
CALL PCX JUN 08 @ 40.00	S	5/30/2008	2	$66.10	$66.10
CALL PCX DEC 08 @ 130.00	P	6/2/2008	10	$18.60	$18.60
CALL PCX DEC 08 @ 130.00	S	6/2/2008	10	$18.60	$18.60
CALL PCX JUN 08 @ 100.00	P	6/2/2008	1	$23.00	$23.00
CALL PCX JUN 08 @ 100.00	S	6/2/2008	1	$23.00	$23.00
PUT PCX DEC 08 @ 75.00	P	6/2/2008	20	$4.80	$4.80
PUT PCX DEC 08 @ 75.00	S	6/2/2008	20	$4.80	$4.80
PUT PCX JUN 08 @ 100.00	P	6/2/2008	70	$2.05	$2.05
PUT PCX JUN 08 @ 100.00	S	6/2/2008	70	$2.05	$2.05
PUT PCX JUN 08 @ 90.00	P	6/2/2008	70	$0.65	$0.65
PUT PCX JUN 08 @ 90.00	S	6/2/2008	70	$0.65	$0.65
CALL PCX JUN 08 @ 105.00	P	6/3/2008	93	$20.00	$20.00
CALL PCX JUN 08 @ 105.00	S	6/3/2008	93	$20.00	$20.00
CALL PCX JUN 08 @ 145.00	P	6/3/2008	40	$2.20	$2.20
CALL PCX JUN 08 @ 145.00	S	6/3/2008	40	$2.20	$2.20
PUT PCX JUL 08 @ 100.00	P	6/3/2008	10	$3.90	$3.90
PUT PCX JUL 08 @ 100.00	S	6/3/2008	10	$3.90	$3.90
PUT PCX JUN 08 @ 105.00	P	6/3/2008	80	$1.85	$1.95
PUT PCX JUN 08 @ 105.00	S	6/3/2008	80	$1.85	$1.95

PUT PCX JUN 08 @ 110.00	P	6/3/2008	40	$3.00	$3.10
PUT PCX JUN 08 @ 110.00	S	6/3/2008	40	$3.00	$3.10
PUT PCX SEP 08 @ 95.00	P	6/3/2008	10	$7.70	$7.70
PUT PCX SEP 08 @ 95.00	S	6/3/2008	10	$7.70	$7.70
PUT PCX JUN 08 @ 105.00	P	6/5/2008	35	$0.90	$0.90
PUT PCX JUN 08 @ 105.00	S	6/5/2008	35	$0.90	$0.90
PUT PCX JUN 08 @ 110.00	P	6/5/2008	45	$1.50	$1.50
PUT PCX JUN 08 @ 110.00	S	6/5/2008	45	$1.50	$1.50
CALL PCX DEC 08 @ 105.00	P	6/6/2008	3	$48.50	$48.50
CALL PCX DEC 08 @ 105.00	S	6/6/2008	3	$48.50	$48.50
CALL PNZ JUN 08 @ 150.00	P	6/6/2008	2	$3.40	$3.40
CALL PNZ JUN 08 @ 150.00	S	6/6/2008	2	$3.40	$3.40
CALL WOS JAN 10 @ 200.00	P	6/6/2008	2	$26.20	$26.20
CALL WOS JAN 10 @ 200.00	S	6/6/2008	2	$26.20	$26.20
PUT PCX JUN 08 @ 120.00	P	6/6/2008	85	$2.25	$2.25
PUT PCX JUN 08 @ 120.00	S	6/6/2008	85	$2.25	$2.25
PUT PCX JUN 08 @ 125.00	P	6/6/2008	40	$3.60	$3.60
PUT PCX JUN 08 @ 125.00	S	6/6/2008	40	$3.60	$3.60
PUT PCX JUN 08 @ 130.00	P	6/6/2008	3	$5.30	$6.20
PUT PCX JUN 08 @ 130.00	S	6/6/2008	3	$5.30	$6.20
PUT PCX JUN 08 @ 120.00	P	6/9/2008	30	$1.85	$1.90
PUT PCX JUN 08 @ 120.00	S	6/9/2008	30	$1.85	$1.90
CALL PCX JUN 08 @ 100.00	P	6/10/2008	43	$30.60	$35.00
CALL PCX JUN 08 @ 100.00	S	6/10/2008	43	$30.60	$35.00
CALL PCX JUN 08 @ 110.00	P	6/10/2008	2	$25.30	$25.30
CALL PCX JUN 08 @ 110.00	S	6/10/2008	2	$25.30	$25.30
CALL PCX DEC 08 @ 130.00	P	6/11/2008	10	$33.00	$33.00
CALL PCX DEC 08 @ 130.00	S	6/11/2008	10	$33.00	$33.00
CALL PCX JUL 08 @ 135.00	P	6/11/2008	3	$16.00	$16.00
CALL PCX JUL 08 @ 135.00	S	6/11/2008	3	$16.00	$16.00
PUT PCX JUN 08 @ 120.00	P	6/11/2008	10	$1.05	$1.05
PUT PCX JUN 08 @ 120.00	S	6/11/2008	10	$1.05	$1.05
PUT PCX JUN 08 @ 125.00	P	6/11/2008	10	$1.75	$1.75
PUT PCX JUN 08 @ 125.00	S	6/11/2008	10	$1.75	$1.75
CALL PCX JUN 08 @ 75.00	P	6/17/2008	8	$80.80	$80.80
CALL PCX JUN 08 @ 75.00	S	6/17/2008	8	$80.80	$80.80
PUT PCX JUN 08 @ 140.00	P	6/17/2008	95	$0.90	$0.90
PUT PCX JUN 08 @ 140.00	S	6/17/2008	95	$0.90	$0.90
PUT PCX JUN 08 @ 145.00	P	6/17/2008	85	$1.60	$1.60
PUT PCX JUN 08 @ 145.00	S	6/17/2008	85	$1.60	$1.60
CALL PNZ DEC 08 @ 190.00	P	6/18/2008	2	$14.10	$14.10
CALL PNZ DEC 08 @ 190.00	S	6/18/2008	2	$14.10	$14.10
PUT PCX JUL 08 @ 105.00	P	6/18/2008	40	$0.70	$0.70
PUT PCX JUL 08 @ 105.00	S	6/18/2008	40	$0.70	$0.70
PUT PCX JUL 08 @ 125.00	P	6/18/2008	40	$2.85	$2.85
PUT PCX JUL 08 @ 125.00	S	6/18/2008	40	$2.85	$2.85
PUT PNZ JUN 08 @ 150.00	P	6/18/2008	50	$0.70	$0.70
PUT PNZ JUN 08 @ 150.00	S	6/18/2008	50	$0.70	$0.70
CALL PCX JUN 08 @ 115.00	P	6/19/2008	40	$37.50	$37.50
CALL PCX JUN 08 @ 115.00	S	6/19/2008	40	$37.50	$37.50

CALL PCX SEP 08 @ 145.00	P	6/19/2008	10	$24.50	$24.50
CALL PCX SEP 08 @ 145.00	S	6/19/2008	10	$24.50	$24.50
PUT PCX JUL 08 @ 130.00	P	6/19/2008	40	$4.00	$4.00
PUT PCX JUL 08 @ 130.00	S	6/19/2008	40	$4.00	$4.00
PUT PCX JUL 08 @ 135.00	P	6/19/2008	14	$4.90	$5.10
PUT PCX JUL 08 @ 135.00	S	6/19/2008	14	$4.90	$5.10
PUT PCX JUN 08 @ 130.00	P	6/19/2008	1	$0.10	$0.10
PUT PCX JUN 08 @ 130.00	S	6/19/2008	1	$0.10	$0.10
PUT PCX JUN 08 @ 145.00	P	6/19/2008	35	$0.75	$0.75
PUT PCX JUN 08 @ 145.00	S	6/19/2008	35	$0.75	$0.75
PUT PNZ JUN 08 @ 150.00	P	6/19/2008	1	$2.20	$2.20
PUT PNZ JUN 08 @ 150.00	S	6/19/2008	1	$2.20	$2.20
CALL PNZ JUN 08 @ 150.00	P	6/20/2008	2	$0.70	$0.70
CALL PNZ JUN 08 @ 150.00	S	6/20/2008	2	$0.70	$0.70
PUT PCX JUL 08 @ 135.00	P	6/20/2008	3	$6.40	$6.40
PUT PCX JUL 08 @ 135.00	S	6/20/2008	3	$6.40	$6.40
PUT PCX JAN 09 @ 90.00	P	6/23/2008	1	$6.60	$6.60
PUT PCX JAN 09 @ 90.00	S	6/23/2008	1	$6.60	$6.60
CALL PCX SEP 08 @ 145.00	P	6/24/2008	10	$19.30	$19.30
CALL PCX SEP 08 @ 145.00	S	6/24/2008	10	$19.30	$19.30
PUT PCX DEC 08 @ 65.00	P	6/24/2008	20	$1.40	$1.40
PUT PCX DEC 08 @ 65.00	S	6/24/2008	20	$1.40	$1.40
PUT PNZ JUL 08 @ 150.00	P	6/24/2008	10	$12.90	$12.90
PUT PNZ JUL 08 @ 150.00	S	6/24/2008	10	$12.90	$12.90
CALL PCX JUL 08 @ 135.00	P	6/25/2008	1	$9.70	$9.70
CALL PCX JUL 08 @ 135.00	S	6/25/2008	1	$9.70	$9.70
PUT PCX JUL 08 @ 125.00	P	6/25/2008	1	$7.80	$7.80
PUT PCX JUL 08 @ 125.00	S	6/25/2008	1	$7.80	$7.80
PUT PCX JUL 08 @ 135.00	P	6/25/2008	3	$9.20	$9.20
PUT PCX JUL 08 @ 135.00	S	6/25/2008	3	$9.20	$9.20
CALL PCX JUL 08 @ 135.00	P	6/26/2008	1	$17.00	$17.00
CALL PCX JUL 08 @ 135.00	S	6/26/2008	1	$17.00	$17.00
PUT PCX JUL 08 @ 110.00	P	6/26/2008	70	$1.00	$1.15
PUT PCX JUL 08 @ 110.00	S	6/26/2008	70	$1.00	$1.15
PUT PCX JUL 08 @ 115.00	P	6/26/2008	10	$1.75	$1.75
PUT PCX JUL 08 @ 115.00	S	6/26/2008	10	$1.75	$1.75
CALL PNZ JUL 08 @ 155.00	P	6/30/2008	2	$9.00	$9.00
CALL PNZ JUL 08 @ 155.00	S	6/30/2008	2	$9.00	$9.00
PUT PNZ JUL 08 @ 150.00	P	6/30/2008	10	$7.90	$7.90
PUT PNZ JUL 08 @ 150.00	S	6/30/2008	10	$7.90	$7.90
CALL PNZ AUG 08 @ 170.00	P	7/2/2008	1	$3.90	$3.90
CALL PNZ AUG 08 @ 170.00	S	7/2/2008	1	$3.90	$3.90
CALL PNZ JUL 08 @ 155.00	P	7/2/2008	2	$2.60	$2.60
CALL PNZ JUL 08 @ 155.00	S	7/2/2008	2	$2.60	$2.60
PUT PCX JUL 08 @ 115.00	P	7/2/2008	40	$1.50	$1.50
PUT PCX JUL 08 @ 115.00	S	7/2/2008	40	$1.50	$1.50
PUT PCX JUL 08 @ 125.00	P	7/2/2008	1	$6.10	$6.10
PUT PCX JUL 08 @ 125.00	S	7/2/2008	1	$6.10	$6.10
CALL PNZ SEP 08 @ 155.00	P	7/7/2008	5	$8.20	$8.20
CALL PNZ SEP 08 @ 155.00	S	7/7/2008	5	$8.20	$8.20

CALL PCX AUG 08 @ 130.00	P	7/8/2008	2	$9.60	$9.60
CALL PCX AUG 08 @ 130.00	S	7/8/2008	2	$9.60	$9.60
PUT PCX JUL 08 @ 135.00	P	7/8/2008	4	$19.00	$19.00
PUT PCX JUL 08 @ 135.00	S	7/8/2008	4	$19.00	$19.00
CALL PCX JUL 08 @ 135.00	P	7/10/2008	50	$2.50	$2.50
CALL PCX JUL 08 @ 135.00	S	7/10/2008	50	$2.50	$2.50
CALL PNZ JUL 08 @ 155.00	P	7/11/2008	85	$0.50	$0.50
CALL PNZ JUL 08 @ 155.00	S	7/11/2008	85	$0.50	$0.50
PUT PCX AUG 08 @ 125.00	P	7/15/2008	10	$10.30	$10.30
PUT PCX AUG 08 @ 125.00	S	7/15/2008	10	$10.30	$10.30
PUT PCX JUL 08 @ 135.00	P	7/15/2008	10	$8.80	$8.80
PUT PCX JUL 08 @ 135.00	S	7/15/2008	10	$8.80	$8.80
CALL PCX AUG 08 @ 135.00	P	7/16/2008	2	$10.70	$10.70
CALL PCX AUG 08 @ 135.00	S	7/16/2008	2	$10.70	$10.70
CALL PNZ AUG 08 @ 175.00	P	7/16/2008	40	$2.40	$2.40
CALL PNZ AUG 08 @ 175.00	S	7/16/2008	40	$2.40	$2.40
CALL PCX JUL 08 @ 120.00	P	7/17/2008	120	$1.00	$1.00
CALL PCX JUL 08 @ 120.00	S	7/17/2008	120	$1.00	$1.00
CALL PCX JUL 08 @ 125.00	P	7/17/2008	85	$1.25	$1.30
CALL PCX JUL 08 @ 125.00	S	7/17/2008	85	$1.25	$1.30
PUT PCX JUL 08 @ 110.00	P	7/18/2008	10	$3.40	$3.40
PUT PCX JUL 08 @ 110.00	S	7/18/2008	10	$3.40	$3.40
PUT PCX JUL 08 @ 115.00	P	7/18/2008	10	$8.10	$8.10
PUT PCX JUL 08 @ 115.00	S	7/18/2008	10	$8.10	$8.10
PUT PCX SEP 08 @ 90.00	P	7/23/2008	10	$6.80	$6.80
PUT PCX SEP 08 @ 90.00	S	7/23/2008	10	$6.80	$6.80